SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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1.	Title of each class of securities to which transaction applies:

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March 14, 2011

Dear Fellow Shareholder,

I am pleased to invite you to attend the Annual Meeting of Shareholders of Unitil Corporation. The meeting will be held on Thursday, April 21, 2011, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders will vote on the election of five directors, on the approval of an amendment to the Company’s Articles of Incorporation, and on the ratification of the selection of independent registered public accountants. Also this year, shareholders will be presented with an advisory vote on executive compensation, and an advisory vote on the frequency of future advisory votes on executive compensation.

Your vote is important. If you are a shareholder of record, please complete the enclosed proxy card and return it in the accompanying envelope. If you beneficially own your shares in street name, please direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions they provided to you. These methods will ensure that your vote is counted at the Annual Meeting.

I am very pleased that you have chosen to invest in Unitil Corporation and look forward to seeing you at the meeting. On behalf of the directors and management of Unitil Corporation, thank you for your continued support and confidence in 2011.

Sincerely,

Robert G. Schoenberger

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire

March 14, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Unitil Corporation (the “Company”) will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 21, 2011 at 10:30 A.M. for the following purposes:

1.	To elect five Directors of the Company, each to serve a three-year term;

2.	To approve an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value per share, from 16,000,000 shares to 25,000,000 shares in the aggregate;

3.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accountants for 2011;

4.	A shareholder advisory vote to approve the compensation of the Company’s named executive officers;

5.	A shareholder advisory vote as to whether future shareholder advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

6.	To transact any other business as may properly be brought before the meeting.

The Company’s Board of Directors directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

The Board of Directors fixed February 10, 2011 as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

THURSDAY, APRIL 21, 2011

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at http://www.rrdezproxy.com/2010/Unitil2011/.

YOUR VOTE IS IMPORTANT

Your vote is important. In order to save the Company the expense of further solicitation to ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

If you are a shareholder of record, please SIGN, DATE AND RETURN the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. Alternatively, you may vote your shares in person at the Annual Meeting of Shareholders. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or in person at the meeting.

If you beneficially own your shares in street name, please DIRECT YOUR BANK, BROKER OR OTHER NOMINEE ON HOW TO VOTE YOUR SHARES in accordance with the instructions provided by your bank, broker or other nominee. If for any reason you desire to change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders who wish to attend the Annual Meeting of Shareholders in person are encouraged to do so. However, to ensure that the meeting remains orderly and secure, you must follow certain protocols for admittance. Shareholders of record will need to provide their admission ticket or their name and government-issued picture identification. Beneficial owners who own their shares in street name (e.g., through a bank, broker or other nominee) will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification.

March 14, 2011

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 2011

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2010) to shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

The Company has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp. (“Unitil Power”); Unitil Realty Corp. (“Unitil Realty”); Unitil Resources, Inc. (“Unitil Resources”); Unitil Service Corp. (“Unitil Service”); and Usource, Inc. and Usource, LLC (collectively, “Usource”).

Information about the Annual Meeting

Date, Time and Place

The Annual Meeting will be held on Thursday, April 21, 2011 at 10:30 A.M at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire.

Anticipated Mailing Date

The Company anticipates first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 14, 2011.

Matters to be Considered

The Annual Meeting will be held for the purposes of:

1)	Election of five Directors of the Company, each to serve a three-year term. The Board has nominated Robert V. Antonucci, David P. Brownell, Albert H. Elfner, III, Michael B, Green, and M. Brian O’Shaughnessy for re-election as Directors and recommends a vote FOR each of these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)	Approval of an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value per share, from 16,000,000 shares to 25,000,000 shares in the aggregate. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Approval of an Amendment to the Articles of Incorporation of Unitil Corporation.

3)	Ratification of the selection of Unitil’s independent registered public accountants, McGladrey & Pullen, LLP, for fiscal year 2011. The Board recommends a vote FOR this proposal. Information on Proposal No. 3 is included in the section entitled Proposal 3: Ratification of Selection of McGladrey & Pullen, LLP, as Independent Registered Public Accountants for 2011.

4)	A shareholder advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this proposal. Information on Proposal No. 4 is included in the section entitled Proposal 4: Shareholder Advisory Vote on Executive Compensation.

5)	A shareholder advisory vote as to whether future shareholder advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years. The Board recommends a vote FOR holding future shareholder advisory votes every three years. Information on Proposal No. 5 is included in the section entitled Proposal 5: Shareholder Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

6)	Transaction of any other business that may properly be brought before the Annual Meeting.

Record Date; Number of Shares Outstanding

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on February 10, 2011 (the “Record Date”). As of the Record Date, the Company had 10,916,107 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Quorum; Required Vote

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the shareholders. Votes withheld will not be counted toward the achievement of a plurality. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and non-votes will have no effect on the other matters. Representatives of the Company’s transfer agent will count the votes and certify the results.

Voting Rights and Procedures

You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

As an owner of Unitil common stock, it is your legal right to vote on all matters to be considered at a shareholder meeting. Unitil hopes you will exercise your legal right and fully participate as a shareholder in Unitil’s 2011 Annual Meeting.

Record Holders.  If your shares of common stock were registered directly in your name with the Company’s transfer agent as of the Record Date, then you are considered a record holder of the shares (a “Record Holder”) and the Company has sent the proxy materials and the accompanying proxy card directly to you. A Record Holder may (i) vote in person at the Annual Meeting or (ii) vote by designating another person (the “proxy”) to vote on his, her or its behalf by delivering a properly completed proxy card. By properly completing and delivering the accompanying proxy card, you designate Robert G. Schoenberger and Mark H. Collin as proxies and they will vote your shares in the manner that you specify on the proxy card or, if you do not give any specification with respect to a matter, FOR such matter. Your delivery of a proxy card will not affect your right to attend the Annual Meeting and vote in person.

A Record Holder may revoke his, her or its designation of a proxy at any time before the taking of the vote at the Annual Meeting by (i) filing with Unitil’s Corporate Secretary a later-dated written notice of revocation, (ii) delivering to Unitil’s Corporate Secretary a properly completed, later-dated proxy card relating to the same shares or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). You should send any written notice of revocation or subsequent proxy to Unitil’s Corporate Secretary at the address listed in the section entitled Information about the Annual Meeting so as to be delivered prior to the Annual Meeting.

Street Name Holders.  If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner of the shares in street name (a “Street Name Holder”) and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. A Street Name Holder may direct his, her or its bank, broker or other nominee on how to vote the shares by following the voting instructions provided by the bank, broker or other nominee.

Street Name Holders may change how their bank, broker, or other nominee will vote their shares by following the procedures provided by their bank, broker or other nominee.

If a Street Name Holder wishes to attend the Annual Meeting and vote in person, the Street Name Holder must first obtain a properly completed proxy card from his, her or its bank, broker or other nominee giving the Street Name Holder the right to vote the shares at the Annual Meeting.

Beneficial Ownership

The following table sets forth information on the beneficial ownership of the Company’s common stock as of the Record Date, by (i) each person known to the Company to be the beneficial owner of more than five percent of its common stock, (ii) each Director of the Company, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers (“Executive Officers”) of the Company as a group. Except as otherwise indicated, to the Company’s knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and Executive Officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Owners:
BlackRock, Inc. (1)
40 East 52nd Street New York, New York 10022	927,846	8.5%
NSB Advisors LLC (2)
200 Westage Business Center Drive, Suite 228 Fishkill, New York 12524	614,840	5.6%
Directors: (3)
William D. Adams	493	*
Dr. Robert V. Antonucci	1,570	*
David P. Brownell	3,375	*
Michael J. Dalton (4)	12,570	*
Albert H. Elfner, III	7,287	*
Edward F. Godfrey (5)	2,796	*
Michael B. Green	2,978	*
Eben S. Moulton	11,232	*
M. Brian O’Shaughnessy	10,270	*
Robert G. Schoenberger (6)	61,702	*
Dr. Sarah P. Voll	2,379	*
Named Executive Officers: (3)
Robert G. Schoenberger (6) Chairman of the Board, Chief Executive Officer and President	61,702	*
Mark H. Collin (7) Senior Vice President, Chief Financial Officer and Treasurer	18,894	*
Thomas P. Meissner, Jr. (8) Senior Vice President and Chief Operating Officer	16,242	*
George R. Gantz (9) Senior Vice President, Unitil Service	12,821	*
Todd R. Black (10) Senior Vice President, Unitil Service	9,473	*
All Directors and Executive Officers as a Group (18 Persons) (3)(11)	184,751	1.7%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)	Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, Blackrock Advisors, LLC, and BlackRock Investment Management, LLC with the Securities and Exchange Commission on February 2, 2011. BlackRock, Inc. is the beneficial owner of 927,846 shares of common stock, of which it has sole voting power and sole dispositive power with respect to 927,846 shares.
(2)	Information obtained from the Schedule 13G filed by NSB Advisors LLC with the Securities and Exchange Commission on January 25, 2011. NSB Advisors LLC is the beneficial owner of 614,840 shares of common stock, of which it has no sole voting power, no shared voting or dispositive power, and sole dispositive power as to 614,840 shares.
(3)	Based on information furnished to Unitil by its Directors and Executive Officers.
(4)	Included are 7,838 shares held by a member of Mr. Dalton’s family. Mr. Dalton has no voting power or dispositive power with respect to, and therefore no beneficial interest in, such shares.
(5)	Included are 2,557 shares which have been identified by Mr. Godfrey as subject to a pledge agreement.
(6)	Included are 4,322 shares that are held in trust for Mr. Schoenberger under the terms of Unitil’s 401(k). Mr. Schoenberger has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 18,449 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(7)	Included are 2,294 shares that are held in trust for Mr. Collin under the terms of Unitil’s 401(k). Mr. Collin has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,894 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(8)	Included are 849 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 5,894 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(9)	Included are 3,292 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(10)	Included are 1,560 shares that are held in trust for Mr. Black under the terms of Unitil’s 401(k). Mr. Black has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 2,762 shares of unvested restricted stock granted under the terms and conditions of the Company’s Restricted Stock Plan.
(11)	Included are 40,619 shares of unvested restricted stock granted under the terms and conditions of Unitil’s Restricted Stock Plan. With the exception of Mr. Godfrey’s shares noted above, no other shares held by any Director or Executive Officer have been pledged.

Description of Management

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as chairman of the Board, chief executive officer (“CEO”) and president of the Company, is included in the section entitled Proposal 2—Information About Directors Whose Terms of Office Continue Until 2012 or 2013.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	52	Mr. Collin has been Unitil’s senior vice president and chief financial officer since February 2003. Mr. Collin has also served as Unitil’s treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s vice president of finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	48	Mr. Meissner has been Unitil’s senior vice president and chief operating officer since June 2005. Mr. Meissner served as Unitil’s senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.
George R. Gantz Senior Vice President, Unitil Service	59	Mr. Gantz has been Unitil’s senior vice president, distributed energy resources (Unitil Service), since September 2009. Mr. Gantz joined Unitil in 1983 and served as senior vice president, communication and regulation, from 1994 until 2003, and senior vice president, customer services and communications, from 2003 until 2009.
Todd R. Black Senior Vice President, Unitil Service	46	Mr. Black has been Unitil’s senior vice president, external affairs and customer relations (Unitil Service), since September 2009. Mr. Black joined Unitil in 1998 and served as vice president, sales and marketing, for Usource from 1998 until 2003, and president of Usource from 2003 until 2009.
Laurence M. Brock Controller & Chief Accounting Officer	57	Mr. Brock has been Unitil’s controller and chief accounting officer since June 2005. Mr. Brock joined Unitil in 1995 as vice president and controller. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.
George E. Long, Jr. Vice President, Unitil Service	54	Mr. Long has been Unitil’s vice president of administration (Unitil Service), since February 2003. Mr. Long joined Unitil in 1994 and was director, human resources, from 1998 to 2003.
Sandra L. Whitney Corporate Secretary	47	Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and also serves as the corporate secretary of Unitil’s subsidiary companies.

Corporate Governance and Policies of the Board

The Company, with the Board’s oversight, maintains a tight focus on corporate governance and actively monitors new requirements mandated by the Securities and Exchange Commission (the “SEC”) and by the New York Stock Exchange (“NYSE”), and emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor new developments and regulations, and will adopt changes and institute procedures as appropriate.

The Board is committed to sound and effective corporate governance practices. Accordingly, the Board has adopted and documented Corporate Governance Guidelines and Policies of the Board (“Corporate Governance Guidelines”) that provide a system of best practices in the pursuit of superior Board function, effectiveness, communication and transparency. The Company believes that the ethical character, integrity and values of the Board and senior management remain the most important safeguards of good corporate governance.

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review in the Investor Relations section of the Company’s website at www.unitil.com, and are available in print to any shareholder or other interested party, free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

General Governance Policies of the Board

The Board is responsible for overseeing the management of the Company’s property, business and affairs. Members of the Board must possess the ability to apply good business judgment and must be in a position to properly exercise their fiduciary duties to the Company. The Board has a Directors’ retirement age policy that provides no Director may be nominated as a candidate, or for reelection, as part of the slate of Directors proposed for election by the Company, nor may any person be nominated as a candidate for Director, after he or she has reached age 72. Directors are not, however, subject to specific term limits. Due to the complexity of the business of the Company, the Company values the insight that a Director is able to develop over a period of time. A lengthy tenure on the Board generally provides an enhanced contribution to the Board, which is in the best interest of shareholders. The Board also conducts an annual self-evaluation on key Board- and committee-related issues that has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Code of Ethics

In January, 2004, the Board unanimously approved the Company’s Code of Ethics (the “Code of Ethics”). The Code of Ethics is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all Directors, officers and employees of the Company and its subsidiaries. A copy of the Code of Ethics can be viewed on the Company’s website at www.unitil.com. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on the Company’s website at the address noted above, as required by law, rule or regulation.

Director Independence

Unitil’s Corporate Governance Guidelines stipulate that a majority of the members of the Board, and all members of the Audit, Compensation and Nominating and Governance Committees, must be independent (as defined in Section 303A.02 of the NYSE Listed Company Manual—Corporate Governance Standards). As a listed company on the NYSE, Unitil must adhere to the independence standard set forth by the NYSE and the Board has formally adopted independence criteria corresponding to the NYSE rules for director independence. The NYSE Listed Company Manual and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

Unitil’s Corporate Governance Guidelines, as well as the NYSE independence standard, require that the Board annually affirm the independent status of non-employee or “outside” Directors. The Board makes this affirmation annually in January, and based on its last comprehensive review on January 18, 2011, the Board determined at that time that the following members of the Board are independent without exception:

William D. Adams	Michael J. Dalton	Eben S. Moulton
Dr. Robert V. Antonucci	Albert H. Elfner, III	M. Brian O’Shaughnessy
David P. Brownell	Edward F. Godfrey	Dr. Sarah P. Voll
Michael B. Green

The NYSE independence standard is not applied to Mr.Schoenberger, who is the chairman of the Board, CEO and president of the Company.

Unitil’s Corporate Governance Guidelines and the NYSE independence standard can be viewed in the Investor Relations section of the Company’s website at www.unitil.com.

During its annual independence review and affirmation, the Board applies the independence standard set forth in the Company’s Corporate Governance Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

Risk Oversight

The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders. Like all companies, Unitil faces a variety of risks, both internal and external, and many factors work simultaneously to affect the Company’s overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills its risk oversight responsibility by:

•	Maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	Making effective decisions that set the proper tone, character, and strategic direction for the Company; and

•	Ensuring that senior management carries out its responsibilities, and holding the appropriate persons accountable for the execution of the Company’s strategic plan (“Strategic Plan”).

The Board recognizes that the Company’s business risk is not static, and that it is not possible to mitigate all risk and uncertainty. However, comprehensive knowledge of the Company’s many elements of risk allows the Board proper oversight perspective with senior management in managing the material risks facing the Company. Overall, the Company believes that it takes a systematic and proactive approach to risk management that includes an ongoing evaluation and assessment of both the internal and external business risks facing the Company.

Leadership Structure

The leadership structure of the Board consists of a combined Chairman/CEO position, which has been held by Mr. Schoenberger since 1997. Article V of the Company’s Bylaws requires that “the Chairman of the Board shall be the chief executive officer of the Corporation.” Further, the Company believes that as a small-cap domestic corporation, the combination of these two positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication. Mr. Schoenberger is the direct link between senior management and the Board, and as a utility professional with over 30 years of industry experience, he provides critical insight and perception to the Board, as well as feedback to senior management, through his thorough understanding of the issues at hand.

The Board has also appointed Mr. Elfner as the lead independent Director. In his role as lead Director, Mr. Elfner, who also serves as the chairman of the Executive Committee and as a member of the Nominating and Governance Committee, presides at all meetings of the Board in Executive Session.

Meeting Attendance

The Company expects members of the Board to make a determined effort to attend all meetings of the Board and applicable committees. The Board met a total of six times in 2010. During 2010, no Director attended less than 75% of the aggregate of the total number of meetings of the Board and applicable committees and, in fact, in 2010, Directors attended an average of 98% of such meetings.

Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2010, nine Directors attended the annual meeting of shareholders.

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, following the adjournment of each Board and committee meeting. During 2010, the Board met in executive session on six occasions and Lead Director, Mr. Elfner, presided at these meetings.

Communication with the Board

Shareholders and other interested parties desiring to communicate with the Board, a committee of the Board, or a member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Company will screen such correspondence for security purposes. The Corporate Secretary will determine whether the communication relates to business matters that are relevant to the Company and, if so, promptly forward the communication to the appropriate Director(s).

Nominations

The Nominating and Governance Committee is the standing committee of the Board responsible for recommending to the Board the slate of Director nominees for election by shareholders. The Board reviews and, as appropriate, approves all Director nominees prior to annual proxy material preparation. If a Director leaves the Board prior to the expiration of his or her term, the Board may elect another Director to fill such vacancy for the unexpired term of his or her predecessor.

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Corporate Governance and Policies of the Board—Board Diversity below. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. In addition to independence criteria, the Nominating and Governance Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. The Board seeks to include diversity of backgrounds, perspectives, experience and skills among its members. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Nominating and Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating and Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

Shareholders who wish to recommend a nominee may do so by sending the following information to the Nominating and Governance Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance and Policies of the Board— Communication with the Board: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for Director nominees were submitted to the Nominating and Governance Committee by any shareholder in connection with the Annual Meeting.

Board Diversity

Although the Board does not have a formal diversity policy, it does seek to maintain optimum Board heterogeneity through a diversity of backgrounds, perspectives, experience and skills among its members. Since 1999, the Board, and more recently, the Nominating and Governance Committee, has tracked the Directors’ professional experience and skill sets with a board inventory matrix (the “matrix”). The matrix lists every Director and his or her professional experience and skill sets in 13 categories considered by the Nominating and Governance Committee to be advantageous to the regulated utility business, as well as for a company of Unitil’s size and complexity. The Nominating and Governance Committee uses this information to assess overall Board composition and to identify existing and potential gaps in the skills sets of Directors. This information is also used for recruiting purposes when there is a vacancy, or an expected vacancy, on the Board. The matrix has been in use for over 10 years because it has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add the element of quality to the Company’s corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of Unitil’s shareholders and all of the Company’s stakeholders.

Qualifications and Skills of Directors

General Qualifications

Directors must possess the ability to apply good business judgment and must be in a position to properly exercise their duties of loyalty and care. Directors should also exhibit proven leadership capabilities, integrity, business judgment and experience with a high level of responsibility and accomplishment within their chosen fields, and must have the ability to quickly understand complex principles of business, finance, and utility regulation. Directors must comply with the Code of Ethics, be free of potential conflicts of interest, and meet the requirements of independence as set forth by the NYSE. Mr. Schoenberger, the chairman of the Board, CEO and president of the Company, has been determined to be not independent, and he is the one exception to this qualification requirement. Directors must be willing and able to dedicate the proper amount of time to service on the Board, and must not serve on more than two public company boards if currently holding a position of CEO or an equivalent position, or on more than three public company boards if retired. Director nominees (Directors standing for re-election) are also evaluated by the Nominating and Governance Committee with regard to their meeting participation and contribution, preparedness and attendance. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and also the Company’s policies and principles concerning diversity. Directors with a lengthy tenure on the Board are considered to be uniquely valuable, as there is no substitution for experience.

In addition to meeting or exceeding the general qualifications outlined above, the Directors of the Company are listed below with the specific qualifications, skills and/or attributes that make them qualified to serve, or to continue to serve, on the Board. Additional biographical information is included in the section of this proxy statement entitled Proposal 1: Election of Directors.

Director Name	Individual Qualifications
William D. Adams	Business and education industry expertise (28 years) Community and public policy insight Proven leadership
Dr. Robert V. Antonucci	Business and education industry expertise (37 years) Community and public policy insight Audit Committee certified financial expert Proven leadership Tenure on the Board (6 years)
David P. Brownell	Multinational business experience (38 years) Investor relations and marketing expertise Proven leadership Tenure on the Board (10 years)
Michael J. Dalton	Former president and chief operating officer of Unitil (retired in 2003) Utility operating expertise (41 years) Electrical engineering expertise Proven leadership Tenure on the Board (27 years)
Albert H. Elfner, III	Chartered financial analyst Financial industry expertise (over 27 years) Proven leadership Corporate governance expertise Tenure on the Board (12 years)
Edward F. Godfrey	Financial expertise Financial industry experience (27 years) Audit Committee certified financial expert Proven leadership Tenure on the Board (9 years)
Michael B. Green	Business and healthcare industry expertise (39 years) Proven leadership Audit Committee certified financial expert Tenure on the Board (10 years)
Eben S. Moulton	Business, financial and energy industry expertise (over 30 years) Proven leadership Tenure on the Board (11 years)
M. Brian O’Shaughnessy	Manufacturing, mining and energy industry expertise (33 years) Proven leadership Business and public policy insight Tenure on the Board (13 years)
Robert G. Schoenberger	Unitil’s chairman of the Board, CEO and president since 1997 Utility industry expertise (over 30 years) Regulated industry expertise Proven leadership Tenure on the Board (14 years)
Dr. Sarah P. Voll

Utility regulation expertise (over 25 years)

Proven leadership

Former chief economist and executive director -New Hampshire Public Utilities Commission

Well-published consultant to utility and regulatory organizations worldwide

Tenure on the Board (8 years)

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”). The Company had no Related Person Transactions in 2010, and there are no Related Person Transactions currently proposed for 2011.

Transactions between the Company or one or more of its subsidiaries and one or more Related Persons may present risks or conflicts of interest or the appearance of conflicts of interest. The Code of Ethics requires all employees, officers and Directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, the Audit Committee’s review and approval procedure requires:

•

that all Related Person Transactions and all material terms of the transactions be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction; and

•	that each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, be reviewed and approved or ratified by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by members of the Company’s Board during the required annual affirmation of independence, at which the members of the Audit Committee shall be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s Directors and officers and provided to the Audit Committee by the Corporate Secretary or the Director of Internal Audit & Controls;

•	background information on nominees for Director provided by the Nominating Committee of the Board; and

•	any other applicable information provided by any Director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Audit Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors.

All Related Person Transactions are required to be disclosed in the Company’s applicable filings to the extent required by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and related rules.

Exemption Clause:

Instruction (7)(a) to Item 404(a) of SEC Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of SEC Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with Related Persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board for the primary purpose of overseeing the Company’s compensation and benefits programs. The Compensation Committee has overall authority to establish goals and objectives and to interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and benefits programs. The Compensation Committee discharges its oversight responsibilities by carrying out the specific functions outlined in its charter (the “Compensation Committee Charter”).

The Compensation Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Compensation Committee’s choice. However, such delegation does not, and will not, absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Compensation Committee has the authority to invite Executive Officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information. At the Committee’s request, Mr. Schoenberger, chairman of the Board, CEO and president of the Company, and Mr. Long, vice president of administration of the Company, serve the Compensation Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation. Mr. Schoenberger participates in the discussions and decisions regarding salaries and incentive compensation for the Executive Officers of the Company reporting directly to him. Mr. Schoenberger recuses himself from discussions and decisions regarding his own salary and incentive compensation.

The Compensation Committee also has the authority to retain outside counsel, special consultants or experts to advise the Compensation Committee as it deems appropriate or necessary in its sole discretion, and receive funding from the Company to engage such advisors, and has sole authority to approve related fees and retention terms.

In 2009, after a formal selection process, the Compensation Committee engaged Towers Watson as the Compensation Committee’s compensation consultant to perform work of the following nature and scope:

1)	Competitive assessment of non-union cash compensation for 150 jobs in the general employee population – including cash compensation, appropriateness of salary structure, and analysis of incentive targets.

2)	Review of broad-based benefit program design to ensure competitiveness of total compensation.

3)	Review of outside Directors’ compensation.

4)	Detailed review of compensation for executives (including Named Executive Officers) – including definition of competitive marketplace and peer group, assessment of competitiveness and mix of total compensation, appropriateness of cash and equity incentive programs, and competitiveness of key benefit programs.

Within the scope of work identified above, Towers Watson’s final report included an analysis of the Company’s compensation as it relates to and supports the Company’s business strategy, as well as program assessment and design modification, as appropriate, and a recommended schedule of implementation, as appropriate.

In 2010, the Compensation Committee engaged Towers Watson to provide updated information to its 2009 compensation analysis, described above, which included CEO compensation, Directors’ compensation, salary survey data for utility industry executives and middle management and benefits.

Within the scope of work identified above, Towers Watson provided a formal report, analysis and recommendations for CEO compensation and Director compensation, including changes to the cash and equity compensation for the CEO and the Directors. In addition, Towers Watson provided updated reports on employee benefits and utility industry compensation.

The Compensation Committee may undertake any action and exercise such power and authority as necessary or appropriate to the discharge of the responsibilities and duties (i) set forth in the Compensation Committee Charter and the Company’s Bylaws, (ii) required by the Corporate Governance Standards of the NYSE or other applicable laws, rules or regulations, or (iii) otherwise determined by the Board.

Risk and Broad-Based Compensation Programs

Upon review and evaluation of the Company’s compensation policies and practices, including the Incentive Plan (as defined below) performance metrics, variable and non-variable pay mix, and limited non-performance payouts, the Compensation Committee determined, and management agreed, that the risks arising from the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company because (a) the Company’s compensation program is designed to be balanced and not motivate imprudent or excessive risk-taking by Executive Officers or other employees, (b) the Company does not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value, (c) the Compensation Committee has significant discretion in its determination of incentive compensation awards, (d) the Compensation Committee considers distinct quantitative factors with regard to incentive compensation, (e) the Compensation Committee considers qualitative factors, such as the difficulty of achieving goals and challenges faced during the year, to encourage employees and Executive Officers to consider and balance all aspects of the Company’s Strategic Plan, both short and long term, and (f) variable and non-variable pay mix is proportionally weighted for Executive Officers and all employees.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. Mr. Dalton retired from the Company in 2003, and most recently served as president and chief operating officer. The Board determined that Mr. Dalton is an independent Director under the independence standards of the NYSE. The other three members of the Compensation Committee are neither current nor former officers or employees of the Company. No member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no Executive Officer or Director of the Company serves on the board of directors or compensation committee of another company where an executive officer or director of the other company also serves on the Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the NYSE. Based upon its review of such forms that were filed in 2010, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2010, the Company believes that all filing requirements applicable to its officers and Directors during 2010 and through February 2011, were met.

Compensation of Directors

The following table shows the compensation paid to the members of the Board in 2010.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Non- qualified Deferred Compensation Earnings (3) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William D. Adams (4)	18,500	5,492	—	—	—	—	23,992
Dr. Robert V. Antonucci (5)	23,500	5,492	—	—	—	—	28,992
David P. Brownell (6)	29,700	5,492	—	—	—	—	35,192
Michael J. Dalton (7)	22,700	5,492	—	—	—	—	28,192
Albert H. Elfner, III (8)	36,200	5,492	—	—	—	—	41,692
Edward F. Godfrey (9)	39,200	5,492	—	—	—	—	44,692
Michael B. Green (10)	24,700	5,492	—	—	—	—	30,192
Eben S. Moulton (11)	36,200	5,492	—	—	—	—	41,692
M. Brian O’Shaughnessy (12)	26,300	5,492	—	—	—	—	31,792
Robert G. Schoenberger (13)	—	—	—	—	—	—	—
Dr. Sarah P. Voll (14)	21,700	5,492	—	—	—	—	27,192

NOTES:

(1)	The amount reflected is the cash equivalent value, as of December 1, 2010, of the stock portion of the 2010 annual retainer, which was received on that date in the form of 239 shares of Unitil common stock.
(2)	Members of the Board do not receive option awards or participate in any equity incentive compensation plan. Members of the Board do not participate in any non-equity incentive compensation plan.
(3)	Members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan. The Company does not have a nonqualified deferred compensation plan.
(4)	Mr. Adams is a member of the Nominating and Governance Committee.
(5)	Dr. Antonucci is a member of the Audit Committee.
(6)	Mr. Brownell is a member of the Compensation Committee and the chairman of the Nominating and Governance Committee.
(7)	Mr. Dalton is a member of the Compensation Committee, and also serves on the Pension Committee.
(8)	Mr. Elfner is the chairman of the Executive Committee and a member of the Nominating and Governance Committee. Mr. Elfner also serves on the Pension Committee.
(9)	Mr. Godfrey is the chairman of the Audit Committee and a member of the Executive Committee.
(10)	Mr. Green is a member of the Audit Committee.
(11)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee.
(12)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating and Governance Committee.
(13)	As chairman of the Board, CEO and president of the Company, Mr. Schoenberger receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation of Named Executive Officers.
(14)	Dr. Voll is a member of the Compensation Committee.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill-level required of members of the Board, is considered. All matters concerning Directors’ compensation are approved by the full Board. The Directors’ current compensation schedule has been in place since July 2005.

In 2010 members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual retainer fee of $12,500, of which $7,000 was paid in cash and approximately $5,500 was used to purchase shares of Unitil common stock on the open market. Members of the Board also received $1,000 for each Board Meeting they attended. Non-chair members of the Audit Committee, Compensation Committee and Executive Committee received an annual retainer fee of $3,000 and $1,000 for each committee meeting attended. Non-chair members of the Nominating and Governance Committee received an annual retainer fee of $2,000 and $1,000 for each committee meeting attended. The chairs of the Audit Committee, the Compensation Committee, and the Executive Committee each received an annual retainer fee of $8,000 and $1,000 for each committee meeting attended. The chairman of the Nominating and Governance Committee received an annual retainer fee of $4,000 and $1,000 for each committee meeting attended. Directors who served on the Pension Committee also received a meeting fee of $1,000 for each meeting attended. No retainer fee was paid to the members of the Pension Committee, which is not one of the standing committees of the Board. Those Directors of Unitil who also served as Directors of Fitchburg, Granite, Northern, and Unitil Energy and who were not officers of Unitil or any of its subsidiaries received a meeting fee of $100 for each Fitchburg, Granite, Northern, and Unitil Energy Board Meeting attended. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any committee upon which they served.

Committees of the Board

Audit Committee

The Audit Committee of the Board consists of three Directors who are not officers of the Company and are “independent” as defined by SEC regulations and in the NYSE Listed Company Manual. The members of the Audit Committee are Dr. Antonucci, Mr. Godfrey, who serves as chairman, and Mr. Green. On September 29, 2006, the Board confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held seven meetings in 2010 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter. In accordance with the Audit Committee Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accountant. Annually, the Audit Committee reviews the Audit Committee Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Charter was last reviewed and ratified on October 25, 2010. The Audit Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com. The Audit Committee Report, which appears in the section entitled Audit Committee Report, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The members of the Compensation Committee are Mr. Brownell, Mr. Dalton, Mr. Moulton, who serves as chairman, and Dr. Voll. The Compensation Committee held four meetings in 2010. The duties of the Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil’s Named Executive Officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis contained in the Company’s proxy statement. The Compensation Committee operates under the Compensation Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Compensation Committee Charter was last reviewed and ratified on September 22, 2010. The Compensation Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Executive Committee

The Executive Committee of the Board held four meetings in 2010. Its members are Mr. Elfner, who serves as chairman, Mr. Godfrey, Mr. Moulton, Mr. O’Shaughnessy, and Mr. Schoenberger. With the exception of Mr. Schoenberger, all committee members are independent as defined in the NYSE Listed Company Manual. The Executive Committee’s responsibilities are to act on behalf of the Board when necessary between scheduled Board meetings; assess key business risks and implement appropriate risk management policies, practices and plans to mitigate such risks to the Company; and the annual review of CEO performance. The Executive Committee operates under a written charter (the “Executive Committee Charter”), which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Executive Committee Charter was last ratified and amended on December 15, 2010. The Executive Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board consists of four Directors who are independent as defined in the NYSE Listed Company Manual. The Nominating and Governance Committee held four meetings in 2010. Its members are Mr. Adams, Mr. Brownell, who serves as chairman, Mr. Elfner, and Mr. O’Shaughnessy. The responsibilities of the Nominating and Governance Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board nominees for vacancies occurring from time to time on the Board, and the annual review of Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating and Governance Committee’s duties also include the annual review and evaluation of Directors’ compensation and the review and oversight of corporate governance standards. The Nominating and Governance Committee operates under the Nominating and Governance Committee Charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The Nominating and Governance Committee Charter was last reviewed, ratified and amended on December 15, 2010. The Nominating and Governance Committee Charter is available in the Investor Relations section of the Company’s website at www.unitil.com.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2010.

In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with the Company’s independent registered public accountant the matters required to be discussed by the Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence, as adopted by the PCAOB in Rule 3526, and has discussed with the independent registered public accountant the independent accountant’s independence.

During 2010, the Audit Committee members received the Company’s quarterly financial information for review and comment prior to the filing of each of the Company’s Forms 10-Q with the SEC. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2010, with management and the independent registered public accountant. Based on the reviews with management and the independent registered public accountant, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP (“McGladrey”) and Caturano and Company, P.C. (“Caturano”)1, the Company’s independent registered public accountants, for the years ended December 31, 2010 and December 31, 2009.

	Fiscal 2010	Fiscal 2009
Audit Fees	$501,209	$516,799
Audit-Related Fees	$51,280	$160,407
Tax Fees	$15,216	$14,560
All Other Fees	$0	$0
Total Fees	$567,705	$691,766

[1]	Effective July 20, 2010, Caturano, the Company’s independent registered public accountant, was acquired by McGladrey. As noted in the Company’s Current Report on Form 8-K dated September 22, 2010, Caturano resigned as the Company’s independent registered public accountant on September 22, 2010, and the Audit Committee appointed McGladrey as the Company’s new independent registered public accountant on September 22, 2010.

Audit Fees:  In 2010, this category includes fees of approximately $385,000 incurred for professional services rendered by McGladrey for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal control over financial reporting. In addition, this category also includes fees of approximately $112,000 incurred for professional services rendered by Caturano for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q and progress billing related to the audit of the annual financial statements.

In 2009, this category includes fees incurred for professional services rendered by Caturano for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal control over financial reporting. In addition, the Audit Fees for 2009 also include approximately $39,000 associated with the 2008 audit of the Company’s financial statements.

Audit-Related Fees:  In 2010 and 2009, this category includes fees incurred for professional services rendered by Caturano for auditing the Company’s employee benefit plans. In 2009, this category also includes fees for comfort letters and consents related to filings with the SEC of approximately $112,000.

Tax Fees:  In 2010 and 2009, this category includes fees incurred for professional services rendered by Caturano in connection with benefit plan tax return preparation and benefit plan compliance filings.

All Other Fees:  In 2010 and 2009, McGladrey and Caturano did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accountant engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s independent registered public accountant, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services provided by Caturano and McGladrey during fiscal year 2010.

Compensation Committee Report

The following report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears below.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

David P. Brownell, Michael J. Dalton, Eben S. Moulton (chairman) and Dr. Sarah P. Voll

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of the executive compensation program. The Company, the Board and the Compensation Committee recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. The Compensation Committee maintains a set of guiding principles for setting executive compensation, originally adopted by the Compensation Committee in 2006, which are discussed below. Additional information concerning the processes and operational procedures followed by the Compensation Committee can be found in the section entitled Corporate Governance and Policies of the Board—Compensation Committee Operations.

Compensation Policy and Process

The principal objective of Unitil’s executive compensation program is to attract, motivate, retain and reward highly qualified persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. It is the Company’s belief that a strong sense of teamwork and shared responsibility are vital in the achievement of strong performance. The Company’s incentive compensation reflects and supports this philosophy with an appropriate balance of both customer and shareholder-related goals that apply to the entire management team. See the section entitled Compensation Discussion and Analysis – Elements of Compensation for a discussion of the specific objectives set for 2010. The Company also believes that retention of talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

After considerable review and discussion, the Compensation Committee affirmed the following guiding principles in designing the Company’s executive compensation program:

•	Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median for comparable utility companies;

•	The compensation methodology for determining base pay increases should be the same for all executive positions (including the CEO and other Named Executive Officers); and

•

The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved Strategic Plan.

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a job grade for each position that is equal to positions with comparable responsibilities at other companies that use this job evaluation system. The national market median represents the middle, or 50th percentile, of the compensation marketplace for the utility industry and provides a level of compensation for each job grade level and position that is sufficient to attract and retain executive talent.

The Compensation Committee engaged Towers Watson in 2009 to assess the competitiveness of the Company’s annual compensation for all of its executive positions. In completing this engagement, Towers Watson used two sources of data for its analysis:

1)	Compensation Data from Proxy Filings. Towers Watson obtained chief executive officer compensation data from publicly available proxy filings for a selected group of 14 publicly traded utility companies with annual revenues between $100 million and $1.1 billion[2]. The Compensation Committee used this data to analyze the CEO’s compensation, with the objective of ensuring that the CEO’s total compensation is reasonable, competitive and consistent with pay practices at peer companies.

2)	Compensation Data from Published Compensation Surveys. Towers Watson obtained compensation data (including chief executive officer and other executive officer compensation data) from published compensation surveys[3]. Towers Watson extracted data from the surveys based upon company size, market, and position, and obtained at least two data sources for each position. The Compensation Committee used this data (a) to gain a general understanding of compensation practices, (b) as a reference point, or benchmark, upon which to base its compensation decisions and (c) to analyze the CEO’s and each Executive Officer’s compensation. The data was size-adjusted using revenue or employee regression or scope parameters. Because the surveys are confidential, the specific data selected by Towers Watson did not indicate survey participants by company name.

In 2010, Towers Watson updated its compensation data from proxy filings and published compensation surveys. Those updates included an updated peer group for comparison of chief executive officer compensation from a selected group of 18 small publicly traded utility companies with annual revenues between $82 million and $2.1 billion4 to reflect 2010 competitive market levels of compensation within the utility industry.

Mr. Schoenberger and Mr. Long participate in meetings of the Compensation Committee at the Compensation Committee’s request. Mr. Schoenberger and Mr. Long serve the Compensation Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations

[2]	The selected group consists of ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., Chesapeake Utilities Corp., CLECO Corp., El Paso Electric Company, Empire District Electric Company, Florida Public Utilities, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwestern Natural Gas Company, South Jersey Industries, Inc., and UIL Holdings Corp.
[3]	The surveys consist of Towers Perrin Energy Services Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Total Compensation Survey for the Energy Sector, Towers Perrin General Industry Executive Compensation Database, Wyatt Top Management Compensation Survey, Mercer U.S. Executive Benchmark Database, Mercer Information Technology Compensation Survey, and Mercer Finance, Accounting and Legal Compensation Survey.
[4]	ALLETE, Inc., Black Hills Corp., Central Vermont Public Service Corp., CH Energy Group, Inc., Chesapeake Utilities Corp., CLECO Corp., DPL, Inc., El Paso Electric Company, Empire District Electric Company, Idacorp, Inc., ITC Holdings Corp., MGE Energy, Inc., Northwest Natural Gas Company, RGC Resources, Inc., South Jersey Industries, Inc., Southwestern Energy Company, UIL Holdings Corp., and UniSource Energy Corporation.

for changes in employee benefits and compensation plans and programs for the Compensation Committee’s review, consideration and approval. From time to time, other Executive Officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports.

In addition to individual performance, the Company’s performance is a critical component in determining how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 43% (for Mr. Schoenberger) and 31% (average for the other Named Executive Officers) of the annual compensation awarded in 2010 was variable annual cash incentive compensation and variable annual equity compensation that is directly related to the Company’s performance.

Base Salary

The Company sets salary ranges for every job grade and position based upon salary survey data provided by Towers Watson. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other utility companies. In relation to each Named Executive Officer, base pay is set within the salary range based upon individual performance relative to individual annual goals. This same process is used for both executive and non-executive positions.

Incentive Plan

The Company sets annual target cash incentive compensation equal to the market median target cash incentive compensation based on data provided by Towers Watson. The Company has also developed a “balanced score card” approach to setting goals for the Incentive Plan (as defined below), which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See the section entitled Compensation Discussion and Analysis— Elements of Compensation for a discussion of this score card.

Equity Compensation

The Company grants an annual amount of restricted stock to executive participants in the Restricted Stock Plan each year. The size of the annual grant is based upon the Company’s performance as well as on market data for the median size grant at other companies, as calculated using data provided by Towers Watson. The shares of restricted stock vest over a period of four years, and the executive must request and receive approval from either the CEO or the chief financial officer to sell fully vested shares.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to the Company’s salary policy, which assigns each position a grade and a salary range. The Company sets salary ranges for every position based upon comparative salary data provided by Towers Watson. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other utility companies. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. For each employee (including Named Executive Officers), annual base pay increases are set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but include: quantity and quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on performance of the Company. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position in the Company (including all Executive Officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within the Company’s peer group, as recommended by Towers Watson.

Each year, Mr. Schoenberger provides an evaluation of the performance of the Company to the Executive Committee, and discusses this evaluation with the Executive Committee. The Executive Committee then meets in executive session jointly with the Compensation Committee to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the Named Executive Officers.

Incentive Compensation

Management Incentive Plan—All executives (including the Named Executive Officers) are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan”), which has been in place since 1998. The Incentive Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of the Company’s stakeholders. The Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives, which are key performance metrics from the Strategic Plan, are the same for all employees (including Executive Officers), other than Usource employees, to ensure that all employees are focused on common bottom-line business, customer service, and operational results. (Usource employees are rewarded using performance metrics that are directly related to the growth and success of Usource, as established by the Compensation Committee.) These objectives are discussed below in the section entitled Compensation Discussion and Analysis—Elements of Compensation—Performance Objectives and Measures For Incentive Compensation. Under the Incentive Plan, Executive Officers receive a cash award if the quantitative goals that are set by the Compensation Committee are met. Each Executive Officer’s target award is established as a percentage of base salary and the relative level of his or her position when compared to other electric and gas utility companies, calculated using data provided by Towers Watson. The target awards for 2010 are based on the following base salary percentages for the Named Executive Officers:

Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Gantz	30%
Mr. Black	30%

Actual awards can be less than or greater than the target payout amount depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Compensation Committee’s assessment of qualitative performance, such as capitalizing on unplanned opportunities and responding to unforeseen problems. This Qualitative Score adjustment may increase or decrease the award by a maximum amount of 25% of the target award.

Restricted Stock Plan—The Unitil Corporation Restricted Stock Plan (“Restricted Stock Plan”) was approved by shareholders at the 2003 annual meeting of shareholders. Participation in the Restricted Stock Plan is currently limited to Executive Officers and other employees named by the Compensation Committee. The Restricted Stock Plan provides annual awards, which are generally granted in February of each year, in the form of restricted shares of common stock. The Company grants annual awards to current Restricted Stock Plan participants based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target grant awards are established that generally vary based upon the grade level of each participant’s position in the Company. The objectives of the Restricted Stock Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that Executive Officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock vest fully over a period of four years at a rate of 25% each year subject to continued employment with the Company. Participants holding restricted shares granted under the Restricted Stock Plan have the same rights as all shareholders, including the right to vote the restricted shares and collect any cash dividends paid on the restricted shares prior to vesting. The value of restricted stock awards is set based upon recommendations from Towers Watson, with the goal of granting a target award equal to the median in the market at the time of grant. The range of each possible grant extends from a minimum of 50% of the target award amount to a maximum of 150% of the target award amount. This award is then reduced for income taxes and Medicare taxes, with Restricted Stock Plan participants receiving the shares net of taxes, subject to the vesting schedule. As these shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Restricted Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Specifically, the Compensation Committee:

1)	sets the target amount of the stock award to be equal to the market median award;

2)	subtracts the federal and Medicare tax impacts of the award; then

3)	divides the net award value by the current stock price to calculate a net award in shares.

The net award provides a market competitive award while minimizing both dilution and volatility.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the Named Executive Officers participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Restricted Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Compensation Committee each year. The Compensation Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Compensation Committee, and no credit is given for performance that fails to achieve the minimum determined by the Compensation Committee.

The table below shows the performance objectives selected by the Compensation Committee for 2010 for the Incentive Plan and Restricted Stock Plan, as well as the performance results calculated for 2010.

Objective—2010	Measure	Result	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum: approved budget EPS minus $0.10 Target: approved budget EPS Maximum: approved budget EPS plus $0.15	Below Minimum	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies in the northeast	Minimum: better than lowest third of peers Target: better than peer average Maximum: in top third of peers	Minimum	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 95% Target: 97% Maximum: 99%	Maximum	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 191 minutes Target: 156 minutes Maximum: 121 minutes	Below Minimum	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum: target minus 5% Target: national EEI benchmark Maximum: target plus 5%	Target Plus 2%	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	Maximum	30%
TOTAL			100%

For the “peer companies” referenced above, actual performance is compared to a select group of New England-based utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: Blackstone Gas Company, Central Vermont Public Service, CH Energy Group, Energy East, Maine and Maritimes, National Grid, Northeast Utilities, NiSource, Inc., NStar, Southern Union Company, and UIL Holdings Corp.

For 2011, the Compensation Committee selected the following performance objectives, applicable to all Named Executive Officers in 2011, for the Incentive Plan and Restricted Stock Plan:

Objective—2011	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum: approved budget EPS minus $0.10 Target: approved budget EPS Maximum: approved budget EPS plus $0.10	25%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies in the northeast	Minimum: better than lowest third of peers Target: better than peer average Maximum: in top third of peers	15%
Gas Safety the response to odor calls measured against Maine, Massachusetts, and New Hampshire minimum performance level for service quality	Minimum: 95% Target: 97% Maximum: 99%	10%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum: 191 minutes Target: 156 minutes Maximum: 121 minutes	10%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national Edison Electric Institute (“EEI”) benchmark for residential customers	Minimum: target minus 5% Target: national EEI benchmark Maximum: target plus 5%	10%
Gas & Electric Residential Distribution Rates the achievement of residential rates measured against same-year performance of peer utility companies in the northeast; results weighted 50% electric and 50% gas	Minimum: better than most costly third of peers Target: better than peer average Maximum: in the least cost third of peers	30%
TOTAL		100%

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the external auditors, to approve the payout under the Incentive Plan and to approve the annual grant under the Restricted Stock Plan. This schedule allows the incentive compensation information for the Named Executive Officers to be included in the proxy statement and also allows the Incentive Plan award to be made before the March 15 deadline established by the Internal Revenue Code of 1986, as amended (the “Code”), Section 409A.

Incentive Compensation Formulas

For each Incentive Plan participant, including the Named Executive Officers, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Restricted Stock Plan participant, including the Named Executive Officers, the information in the following formula is used to calculate their individual grant in any plan year:

Target Restricted Share Grant x Performance Factor = Actual Restricted Share Grant

For purposes of the Restricted Stock Plan, the Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score as follows:

Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The Weighted Performance Factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying the “weight” by the “factor.” The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100, “minimum” assigned a “factor” of 50, and “maximum” assigned a “factor” of 150.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Compensation Committee seeks input from Mr. Schoenberger regarding the challenges faced during the year and the ways in which the Company responded to those challenges and capitalized on opportunities. The Compensation Committee meets in executive session to discuss and decide upon a Qualitative Score, and once determined, the same score is used to calculate the incentive payout for all employees, including the CEO and Named Executive Officers. Target Incentive Plan payout percentages and target restricted share grants are set according to each participant’s job grade-level in accordance with survey data provided by Towers Watson.

As provided in the Compensation Committee Charter, the Compensation Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of the Company’s compensation plans and programs. This discretion includes the freedom to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Restricted Stock Plan. The Compensation Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Compensation Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. For awards for 2010 results, the Compensation Committee made no Qualitative Score adjustment to the awards under the Incentive Plan, but did exercise its discretion and made a Qualitative Score adjustment to increase the awards under the Restricted Stock Plan. This Qualitative Score adjustment was made to recognize the notable efforts of senior management on certain special projects in 2010.

Other Benefits

Unitil Corporation Retirement Plan (“Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering a majority of employees of Unitil and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. Except as provided for in certain collective bargaining agreements, the Retirement Plan is closed to new participants, effective January 1, 2010. New employees are now offered an enhanced 401(k) plan instead of the traditional Defined Benefit Pension Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, Mr. Schoenberger, Mr. Collin, Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP. Mr. Black was approved as a participant in the SERP by the Board on December 16, 2010, effective January 1, 2011. The SERP also currently pays benefits to two retired executives of the Company. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service;

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the SERP.

See also the Pension Benefits Table in the section entitled Compensation of Named Executive Officers – Equity Compensation Plan Information for the present value of the accumulated benefit for each Named Executive Officer.

Change of Control Agreements—The Company provides certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“Change of Control Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin, Mr. Gantz, and Mr. Black have three-year Change of Control Agreements, and Mr. Meissner has a two-year Change of Control Agreement in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: 1) a change of control must occur and 2) an adverse employment action must occur. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. All Change of Control Agreements were amended effective June 30, 2008, to comply with the provisions of IRS Code Section 409A (“409A Amendment”). Said 409A Amendment did not change the original term of any Change of Control Agreement. See also the section entitled Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the Change of Control Agreements.

Employment Agreement—Robert G. Schoenberger—In order to retain the services of the CEO, the Board has approved an employment agreement with Mr. Schoenberger (the “Employment Agreement”). The Employment Agreement provides job security for the term of the Employment Agreement (through October 31, 2012) by specifying reasons why Mr. Schoenberger’s employment may be terminated by the Board. The Employment Agreement also protects the Company’s interests during and following termination of employment by providing specific reasons for termination and by prohibiting Mr. Schoenberger from engaging directly or indirectly in competition with the Company, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices.

The terms of Mr. Schoenberger’s current Employment Agreement specify Mr. Schoenberger’s base salary, which is subject to annual review by the Board for discretionary periodic increases in accordance with the Company’s compensation policies. The Employment Agreement also states that Mr. Schoenberger is entitled to continued participation in the Company’s SERP and all other management and employee benefit plans made available to the Company’s executives, and that Mr. Schoenberger’s Change of Control Agreement shall remain in effect.

The Employment Agreement provides that the Board may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment because of a constructive termination, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes).

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with an automobile for both business and personal use. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers. Both of these perquisites were provided to Mr. Schoenberger pursuant to his initial and subsequent Employment Agreements. No other perquisites are provided to Mr. Schoenberger or any Named Executive Officer.

Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO and certain Executive Officers. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code and generally seeks to structure executive compensation so that it will constitute “qualified performance-based compensation” and therefore not be subject to the deduction limitations of Section 162(m) of the Code. There can be no assurance, however, that such executive compensation will be treated as “qualified performance-based compensation.” In addition, the Company reserves its right to authorize executive compensation that may be subject to the deduction limitations of Section 162(m) of the Code when the Company believes that such compensation is appropriate and in the best interests of the Company and its shareholders.

Stock Ownership Requirement for Management

The Company does not have a formal policy requiring stock ownership by management. One of the key objectives of the Restricted Stock Plan is to promote ownership of the Company’s stock by management. The Restricted Stock Plan has been successful in this objective, with almost all of the restricted stock granted to date that has vested being held by management as unrestricted common stock.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a vision insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan which includes company matching contributions, and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, the Company will subsidize post-retirement medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries paid to its CEO, its chief financial officer, and its three other most highly compensated officers in each of the years 2008 through 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards $	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2010 2009 2008	456,601 456,601 443,302	— — —		156,954 89,250 191,172	— — —	182,640 196,338 294,796	514,654 504,427 366,736	67,266 60,135 65,404	(5)	1,378,115 1,306,751 1,361,410
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2010 2009 2008	221,942 221,942 214,437	— — —		52,622 27,510 58,806	— — —	62,144 66,805 99,820	104,654 104,971 64,369	23,185 20,241 19,957	(6)	464,547 441,469 457,389
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2010 2009 2008	224,564 224,564 216,970	— — —		52,622 27,510 58,806	— — —	62,878 67,594 101,000	70,642 95,816 17,569	22,572 21,283 22,875	(7)	433,278 436,767 417,220
George R. Gantz Senior Vice President, Unitil Service	2010 2009 2008	200,630 200,630 194,315	10,000 — —	(8)	29,842 15,120 32,579	— — —	48,151 51,763 77,532	115,250 113,773 54,115	13,791 22,801 26,431	(9)	417,664 404,087 384,972
Todd R. Black Senior Vice President, Unitil Service	2010 2009 2008	170,138 170,138 165,183	— — 9,000	(10)	29,842 15,120 20,695	— — —	40,833 60,331 45,987	42,034 36,954 13,785	10,956 11,680 12,577	(11)	293,803 294,223 267,227

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Values shown in column (e) represent the grant date fair value of awards granted under the Restricted Stock Plan for results attained during the years 2008 – 2010. Restricted Stock Plan grants were made February 16, 2009 for 2008 results at a price of $20.49, February 5, 2010 for 2009 results at a price of $21.00, and February 9, 2011 for 2010 results at a price of $22.78. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.
(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see the Compensation Discussion and Analysis section). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on February 16, 2009, for 2008 Incentive Plan results, February 5, 2010, for 2009 Incentive Plan results, and February 9, 2011, for 2010 Incentive Plan results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation of Named Executive Officers.
(4)	The amounts shown for Mr. Schoenberger, Mr. Collin and Mr. Meissner reflect the change in pension value plus the change in the SERP value. The amounts shown for Mr. Gantz and Mr. Black reflect only the change in pension value for the years 2008 – 2010. The Company does not have a non-qualified deferred compensation plan.

NOTES, continued:

(5)	All Other Compensation for Mr. Schoenberger for the year 2010 includes a vehicle allowance, club dues, the 401(k) company match, non-preferential dividends earned in 2010 on the 4,250 shares of Restricted Stock awarded in 2010, and the tax adjustment on the 5,783 shares of restricted stock that vested in 2010 in accordance with the provisions of the Restricted Stock Plan, which is valued at $44,661.
(6)	All Other Compensation for Mr. Collin for the year 2010 includes the 401(k) company match, non-preferential dividends earned in 2010 on the 1,310 shares of Restricted Stock awarded in 2010, and the tax adjustment on the 1,875 shares of restricted stock that vested in 2010 in accordance with the provisions of the Restricted Stock Plan, which is valued at $14,479.
(7)	All Other Compensation for Mr. Meissner for the year 2010 includes the 401(k) company match, non-preferential dividends earned in 2010 on the 1,310 shares of Restricted Stock awarded in 2010, and the tax adjustment on the 1,875 shares of restricted stock that vested in 2010 in accordance with the provisions of the Restricted Stock Plan, which is valued at $14,479.
(8)	Mr. Gantz received a Chairman’s Award for 2010 performance, which is an award open to all employees that is given for outstanding contribution during the year. Mr. Gantz was nominated for the Chairman’s Award by Mr. Schoenberger for his exemplary performance in the area of distributed energy resources management. The Chairman’s Awards are approved by the Compensation Committee.
(9)	All Other Compensation for Mr. Gantz for the year 2010 includes the 401(k) company match, non-preferential dividends earned in 2010 on the 720 shares of Restricted Stock awarded in 2010, and the tax adjustment on the 720 shares of restricted stock that were granted and became taxable as current income in 2010 in accordance with the provisions of the Restricted Stock Plan. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to Internal Revenue Service regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Gantz is currently eligible for retirement under the provisions of the Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Gantz’s unvested restricted shares as taxable income. Taxes were paid on this additional taxable income in accordance with the provisions of the Restricted Stock Plan.
(10)	Mr. Black received a Chairman’s Award for 2008 performance, which is an award open to all employees that is given for outstanding contribution during the year. Mr. Black was nominated for the Chairman’s Award by Mr. Schoenberger for his exemplary performance in public relations. The Chairman’s Awards are approved by the Compensation Committee.
(11)	All Other Compensation for Mr. Black for the year 2010 includes the 401(k) company match, non-preferential dividends earned in 2010 on the 720 shares of Restricted Stock awarded in 2010, and the tax adjustment on the 661 shares of restricted stock that vested in 2010 in accordance with the provisions of the Restricted Stock Plan.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Restricted Stock Plan awards, made to the Named Executive Officers for the year 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010 (1)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (3) (#)			All Other Option Awards: Number of Securities Under- lying Options (#)	Exer. or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)	Market Price on Grant Date ($)
Name	Grant Date		Min	Target	Max	Min	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/9/11 2/9/11	(4) (5)	114,150 —	228,301 —	342,451 —	— 3,445	— 6,890	— 10,335	— —	— —	— 156,954	— 22.78

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/9/11 2/9/11	(6) (7)	38,840 —	77,680 —	116,520 —	— 1,155	— 2,310	— 3,465	— —	— —	— 52,622	— 22.78

Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/9/11 2/9/11	(8) (9)	39,299 —	78,597 —	117,896 —	— 1,155	— 2,310	— 3,465	— —	— —	— 52,622	— 22.78

George R. Gantz Senior Vice President, Unitil Service	2/9/11 2/9/11	(10) (11)	30,095 —	60,189 —	90,284 —	— 655	— 1,310	— 1,965	— —	— —	— 29,842	— 22.78

Todd R. Black Senior Vice President, Unitil Service	2/9/11 2/9/11	(12) (13)	25,521 —	51,041 —	76,562 —	— 655	— 1,310	— 1,965	— —	— —	— 29,842	— 22.78

NOTES:

(1)	On February 9, 2011, the Company granted plan-based awards to the Named Executive Officers. These awards were earned based on 2010 performance.
(2)	The “Minimum” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.
(3)	The “Minimum” reference shown in the table means the minimum threshold performance level that must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Restricted Stock Plan.
(4)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2011 based on 2010 performance. Mr. Schoenberger’s actual award was 80% of Target, for a total award of $182,640. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(5)	The estimated possible payout information shown for the Restricted Stock Plan is for a grant in 2011 based on 2010 performance. Mr. Schoenberger’s actual stock award was 100% of Target, for a total award of 6,890 shares of restricted stock. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(6)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2011 based on 2010 performance. Mr. Collin’s actual award was 80% of Target, for a total award of $62,144. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(7)	The estimated possible payout information shown for the Restricted Stock Plan is for a grant in 2011 based on 2010 performance. Mr. Collin’s actual stock award was 100% of Target, for a total award of 2,310 shares of restricted stock. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

NOTES, continued:

(8)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2011 based on 2010 performance. Mr. Meissner’s actual award was 80% of Target, for a total award of $62,878. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(9)	The estimated possible payout information shown for the Restricted Stock Plan is for a grant in 2011 based on 2010 performance. Mr. Meissner’s actual stock award was 100% of Target, for a total award of 2,310 shares of restricted stock. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(10)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2011 based on 2010 performance. Mr. Gantz’s actual award was 80% of Target, for a total award of $48,151. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(11)	The estimated possible payout information shown for the Restricted Stock Plan is for a grant in 2011 based on 2010 performance. Mr. Gantz’s actual stock award was 100% of Target, for a total award of 1,310 shares of restricted stock. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(12)	The estimated possible payout information shown for the Incentive Plan is for a payment in 2011 based on 2010 performance. Mr. Black’s actual award was 80% of Target, for a total award of $40,833. See also column (g) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.
(13)	The estimated possible payout information shown for the Restricted Stock Plan is for a grant in 2011 based on 2010 performance. Mr. Black’s actual stock award was 100% of Target, for a total award of 1,310 shares of restricted stock. See also column (e) of the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

Non-Equity Compensation Plan Information

The Incentive Plans

The Company has a Management Incentive Plan, in which all Named Executive Officers participate, and an Employee Incentive Plan, which have been in place since December 1998. These plans provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. The Management Incentive Plan is available to management employees at grade level 19 and higher. The Employee Incentive Plan is open to employees below grade level 19, with the exception of those employees covered under a collective bargaining agreement.

Each year, the Compensation Committee establishes annual performance objectives for that year. If the Company achieves those objectives, then the Company makes the cash incentive payments early in the year following such achievement. Target incentive payments are established each year that vary based upon the grade level of each participant’s position. Based on 2010 results, the Compensation Committee determined that awards would be 80% of the target amount. For more detailed information with regard to performance objectives and measures, see the section entitled Compensation Discussion and Analysis.

Equity Compensation Plan Information

Restricted Stock Plan

The Restricted Stock Plan is an equity-based plan in which all Named Executive Officers participate, which has been in place since April 2003. Persons eligible to participate in the Restricted Stock Plan include all employees, Directors and consultants of the Company, its subsidiaries and its affiliates. Awards under the Restricted Stock Plan are granted in the form of restricted shares of the Company’s common stock. Awards under the Restricted Stock Plan vary each year based on the achievement of the prior year’s performance objectives, which correlate with the performance objectives under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the section entitled Compensation Discussion and Analysis.

Since the inception of the Restricted Stock Plan, shares of restricted stock were awarded for prior year performance in February 2011, February 2010, February 2009, February 2008, February 2007, February 2006, March 2005, April 2004, and May 2003 under the terms and conditions of the plan. Grants of restricted stock vest at a rate of 25% per year beginning in the year following the year of the grant. Grants made in February 2007 and earlier are currently fully vested. All shares of restricted stock, regardless of vesting status, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2010, the Company paid four quarterly non-preferential dividends of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

Based on 2010 results, the Compensation Committee determined that awards under the Restricted Stock Plan would be 100% of target.

The Compensation Committee sets the value of restricted stock awards based upon recommendations from Towers Watson, with the goal of granting a target award equal to the median in the market at the time of the grant. This award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of anticipated taxes, subject to the vesting schedule. As these shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Restricted Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation Discussion and Analysis.

The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted shares are subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or a change of control. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to Internal Revenue Service (“IRS”) regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is upon eligibility for retirement. Taxes are paid on this additional taxable income in accordance with the provisions of the Restricted Stock Plan. Upon the occurrence of a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted shares will immediately lapse. The term “change of control” is defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control and Adverse Employment Action.

The table below provides information with respect to the shares of stock granted under the Restricted Stock Plan in previous years that vested during 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	2,333 1,375 825 1,250	(2) (3) (4) (5)	50,836 28,683 17,251 27,238
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	718 450 270 438	(2) (3) (4) (5)	15,645 9,387 5,646 9,544
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	718 450 270 438	(2) (3) (4) (5)	15,645 9,387 5,646 9,544
George R. Gantz (6) Senior Vice President, Unitil Service	—	—	398 250 150 250	(2) (3) (4) (5)	8,672 5,215 3,137 5,448
Todd R. Black Senior Vice President, Unitil Service	—	—	253 158 95 157	(2) (3) (4) (5)	5,513 3,295 1,986 3,399

NOTES:

(1)	No options awards were exercised in 2010.
(2)	In connection with the Restricted Stock Plan grant on February 16, 2009, 25% of the total grant for each participant vested on February 16, 2010 at a price of $21.79.
(3)	In connection with the Restricted Stock Plan grant on February 6, 2008, 25% of the total grant for each participant vested on February 6, 2010, at a price of $20.86.
(4)	In connection with the Restricted Stock Plan grant on February 9, 2007, 25% of the total grant for each participant vested on February 9, 2010 at a price of $20.91.
(5)	In connection with the Restricted Stock Plan grant on February 16, 2006, 25% of the total grant for each participant vested on February 16, 2010 at a price of $21.79.
(6)	The amounts shown for Mr. Gantz as shares that vested in 2010 represent only the number of shares that actually vested and are free of all restrictions in accordance with the provisions of the Restricted Stock Plan. Not included are unvested shares that were considered vested for tax purposes in 2010 due to Mr. Gantz’s eligibility for retirement under the provisions of the Retirement Plan.

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2010, including exercisable option awards granted under the 1998 Stock Option Plan, and unvested stock awards granted under the Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)		Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)	Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	20,000	(1)	—	—	25.88	1/16/11	825 2,750 6,998 4,250	(2) (3) (4) (5)	18,761 62,535 159,123 96,645	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2,000	(1)	—	—	25.88	1/16/11	270 900 2,153 1,310	(2) (3) (4) (5)	6,140 20,466 48,948 29,789	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	1,000	(1)	—	—	25.88	1/16/11	270 900 2,153 1,310	(2) (3) (4) (5)	6,140 20,466 48,948 29,789	— — — —	— — — —
George R. Gantz Senior Vice President, Unitil Service	2,500	(1)	—	—	25.88	1/16/11	150 500 1,193 720	(2) (3) (4) (5)	3,411 11,370 27,117 16,373	— — — —	— — — —
Todd R. Black Senior Vice President, Unitil Service	2,000	(1)	—	—	25.88	1/16/11	95 315 758 720	(2) (3) (4) (5)	2,160 7,163 17,226 16,373	— — — —	— — — —

NOTES:

(1)	Option was granted on January 16, 2001 pursuant to the 1998 Stock Option Plan. This option was fully vested and exercisable as of December 31, 2010. This option expired and was forfeited on January 16, 2011.
(2)	Shares of restricted stock were granted on February 9, 2007 pursuant to the Restricted Stock Plan, which vested 25% on February 9, 2008, 25% on February 9, 2009, and 25% on February 9, 2010. The remaining unvested shares shown in the table (25% of the total grant) vested on February 9, 2011.
(3)	Shares of restricted stock were granted on February 6, 2008 pursuant to the Restricted Stock Plan, which vested 25% on February 6, 2009 and 25% on February 6, 2010. The unvested shares shown in the table (50% of the total grant) vested 25% of the total grant on February 6, 2011, and will vest 25% of the total grant on February 6, 2012.
(4)	Shares of restricted stock were granted on February 16, 2009 pursuant to the Restricted Stock Plan, which vested 25% on February 16, 2010. The unvested shares shown in the table (75% of the total grant) vested 25% of the total grant on February 16, 2011 and will vest 25% of the total grant on February 16, 2012 and 25% of the total grant on February 16, 2013.
(5)	Shares of restricted stock were granted on February 5, 2010 pursuant to the Restricted Stock Plan. The unvested shares shown in the table (100% of the total grant) vested 25% on February 5, 2011 and will vest 25% on February 5, 2012, 25% on February 5, 2013, and 25% on February 5, 2014.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all Named Executive Officers, and under the SERP for those officers currently participating in the SERP, as of December 31, 2010. The amounts shown in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP (1)	13 13	511,729 1,803,565	—
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP (1)	22 22	483,639 39,795	—
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP (1)	16 16	301,633 39,929	—
George R. Gantz Senior Vice President, Unitil Service	Retirement Plan	27	765,250	—
Todd R. Black Senior Vice President, Unitil Service	Retirement Plan	13	176,528	—

NOTES:

(1)	The present value amounts calculated by the Company’s Actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the 2010 discount rate of 5.35%.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any Executive Officer of Unitil under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. See the section entitled Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan which became effective on January 1, 2010.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)
1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides employee participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. Mr. Gantz is the only Named Executive Officer currently eligible for early retirement benefits. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. As of December 31, 2010, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been selected by the Board to receive SERP benefits upon attaining normal or early retirement eligibility. On December 16, 2010, the Board approved Mr. Black for participation in the SERP, effective January 1, 2011. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer, and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. Currently, none of the Named Executive Officers participating in the SERP are eligible for early retirement. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits under the SERP.

Potential Payments Upon Termination or Change of Control

Upon termination of employment following a change of control of the Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control that are payable to Mr. Schoenberger are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid solely following a change of control of the Company.

Change of Control

The Company maintains Change of Control Agreements with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (1) a change of control must occur (upon which the agreement becomes effective) and (2) an adverse employment action must occur during the term of the agreement. The term of each Change of Control Agreement begins upon a change of control of the Company. Double trigger Change of Control Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. The terms “change of control” and “adverse employment action” are defined in the section entitled Compensation of Named Executive Officers—Definition of Change of Control and Adverse Employment Action.

The information below reflects the estimated present value of payments to each of the Named Executive Officers of the Company in the event of an adverse employment action following a change of control of the Company. The amounts shown below assume that termination of employment was effective as of December 31, 2010. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company.

ESTIMATED PRESENT VALUE OF CHANGE OF CONTROL BENEFITS (1)

Name	Severance Amount (2) ($)	Pension Benefit ($)	401(k) Match ($)	Insurance Continu- ation ($)	Accel- erated Vesting of Restricted Stock (3) ($)	Estimated Amount of Excise Tax Gross-up (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2,063,557	227,300	21,350	79,007	337,064	824,376	3,552,654
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	902,305	75,206	21,350	53,373	105,343	364,933	1,522,510
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	615,389	24,288	14,391	49,860	105,343	—	809,271
George R. Gantz Senior Vice President, Unitil Service	785,306	93,456	21,350	80,256	—	382,847	1,363,215
Todd R. Black Senior Vice President, Unitil Service	665,955	71,168	19,949	73,046	42,922	290,871	1,163,911

NOTES:

(1)	Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits and were calculated using a discount rate of 5.35% and a discount factor of 2.25%.
(2)	The amounts shown represent the present value of two or three years’ base salary and Incentive Plan cash award, depending on the term of the Change of Control Agreement. Mr. Schoenberger, Mr. Collin, Mr. Gantz and Mr. Black—three years; Mr. Meissner—two years.
(3)	The amounts shown represent the IRS value under Section 4999 of the Code due to the vesting of the awards granted under the Restricted Stock Plan. The amounts shown were calculated using the closing stock price on December 31, 2010, $22.74.
(4)	The estimated amount of excise tax gross-up is equal to the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits payable on December 31, 2010 that exceeds each individual’s average W-2 earnings for the years 2006 to 2010.

The total reflected in the table above is calculated by adding (i) the present value of two or three years’ base salary and Incentive Plan cash award, based on the term of the applicable Change of Control Agreement; (ii) the present value of the amount, in addition to the amount reflected in the Pension Benefit Table, the employee would have received under the Retirement Plan, based on the term of the applicable Change of Control Agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k), based on the term of the applicable Change of Control Agreement; and (iv) the economic benefit of the accelerated vesting of all unvested restricted shares held as of the date of termination. Also included is the present value of two or three years’ insurance continuation, based on the term of the applicable Change of Control Agreement, and the present value of the estimated amount of excise tax gross-up, if applicable.

Each Change of Control Agreement also provides for the continuation of all employee benefits for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change of control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will “gross up,” on an after-tax basis, the Named Executive Officers’ compensation for that excise tax.

The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

Definition of Change of Control and Adverse Employment Action

A “change of control” is defined in the Change of Control Agreements as:

(i)	Unitil receives a report on Schedule 13D filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period.

Should the change of control be shareholder approved, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

An adverse employment action is defined in the Change of Control Agreements as any:

(i)	material demotion in the position held with the Company that would cause the employee’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a change from being a senior officer of a publicly-held company or a diminution in perquisites to which the employee is currently entitled, but excluding for this purpose, changes to individuals, groups, positions, or divisions that report to the employee or the person or persons to whom the employee reports;

(ii)	assignment or reassignment by the Company of the employee to another place of employment more than 50 miles from the employee’s current place of employment;

(iii)	liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes the Change of Control Agreement and all obligations and undertakings of the Company;

(iv)	reduction in the employee’s total compensation or any specific component of compensation, except as part of a salary reduction program affecting the management employees of the Company and its subsidiaries generally;

(v)	other material breach of the Change of Control Agreement by the Company; or

(vi)	if there is a termination of the Service Agreement by and between the Company and Unitil Service Corp. dated as of January 23, 1985, as amended.

Chief Executive Officer—Employment Agreement

On September 23, 2009, the Company entered into a new Employment Agreement with Mr. Schoenberger. The Employment Agreement, which was effective as of November 1, 2009, provides that (i) Mr. Schoenberger’s employment as chairman of the Board, CEO and president of the Company will continue through October 31, 2012 and (ii) the Company will pay Mr. Schoenberger a base salary of at least $456,601 per year, which is subject to annual review by the Compensation Committee and the Board for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, the Employment Agreement provides that Mr. Schoenberger will participate in the SERP, the Management Incentive Plan (at a target rate of 50%), other employee benefit plans available to the Company’s executives, and the Company’s stock plans (which include the Restricted Stock Plan).

The Employment Agreement also provides that (i) it does not affect Mr. Schoenberger’s rights or obligations under the Severance Agreement dated June 30, 2008 (Mr. Schoenberger’s “Change of Control Agreement”) and (ii) as long as Mr. Schoenberger’s Change of Control Agreement is not in effect, it does not affect the Employment Agreement or Mr. Schoenberger’s rights or obligations under the Employment Agreement. As discussed in the section entitled Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control, Mr. Schoenberger’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Schoenberger’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, the Company may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment because of a constructive termination, then the Company shall pay Mr. Schoenberger (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that the Company would have incurred to provide group medical, dental and life insurance coverage to Mr. Schoenberger and his eligible dependents for two years (grossed up for tax purposes). As of December 31, 2010, (i) the estimated amount of the lump sum payments relating to base salary and bonus was $1,422,810 and (ii) the estimated amount of lump sum payments relating to group medical, dental and insurance coverage was $44,952.

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive company, or diverting any business of the Company to a competitive company, in each case for a period of 12 months following termination. Mr. Schoenberger is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Proposal 1:  Election of Directors

Article II of Unitil’s By-Laws provides for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Director

Dr. Antonucci, Mr. Brownell, Mr. Elfner, Mr. Green and Mr. O’Shaughnessy are standing for re-election as Directors this year upon the unanimous recommendation of the members of the Nominating and Governance Committee and the unanimous approval of the Board. Each nominee has been a member of the Board since the date indicated below and, except as otherwise noted, each nominee has held his or her present position (or another executive position with the same employer) for more than the past ten years.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Board to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Nominees for Director—Terms of Office to Expire in the Year 2014

Director Since

Dr. Robert V. Antonucci, Age 65	2004

Dr. Antonucci has been a member of Unitil’s Board of Directors since 2004. Dr. Antonucci has been the president of Fitchburg State University (“FSU”), Fitchburg, Massachusetts, since 2003. Prior to his employment with FSU, Dr. Antonucci was president of the School Group of Riverdeep, Inc., San Francisco, California, from 2001 until 2003 and president and chief executive officer of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, Massachusetts from 1998 until 2001. Dr. Antonucci also served as the commissioner of education for the Commonwealth of Massachusetts from 1992 until 1998. In addition, Dr. Antonucci has served as a trustee of Eastern Bank since 1988. Dr. Antonucci also serves as a director of the North Central Massachusetts Chamber of Commerce and a director of the North Central Massachusetts United Way.

David P. Brownell, Age 67	2001

Mr. Brownell has been a member of Unitil’s Board of Directors since 2001. Mr. Brownell has been a retired senior vice president of Tyco International Ltd. (“Tyco”) (a diversified global manufacturing and service company), Portsmouth, New Hampshire, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell was also interim president of the University of New Hampshire (“UNH”) Foundation, former vice chairman of the board of UNH Foundation, former volunteer board president of the United Way of the Greater Seacoast, and a former board member of the New Hampshire Junior Achievement Advisory Council.

Albert H. Elfner, III, Age 66	1999

Mr. Elfner has been a member of Unitil’s Board of Directors since 1999. Mr. Elfner was the chairman of Evergreen Investment Management Company, Boston, Massachusetts, from 1994 until 1999 and was its chief executive officer from 1995 until 1999. Mr. Elfner is also a director of Main Street America Insurance Company (“Main Street”), Jacksonville, Florida, as well as chairman of the Main Street finance committee.

Nominees for Director—Terms of Office to Expire in the Year 2014

Director Since

Michael B. Green, Age 61	2001

Mr. Green has been a member of Unitil’s Board of Directors since 2001. Mr. Green has been the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, since 1992. Mr. Green is also a member of the adjunct faculty, Dartmouth Medical School, Dartmouth College, Hanover, New Hampshire. In addition, Mr. Green currently serves on the board of the Foundation for Healthy Communities, is a director of the New Hampshire Hospital Association, a director of Concord General Mutual Insurance Company, and a director of Merrimack County Savings Bank (“Merrimack”), including membership on Merrimack’s investment and audit committees.

M. Brian O’Shaughnessy, Age 68	1998

Mr. O’Shaughnessy has been a member of Unitil’s Board of Directors since 1998. Mr. O’Shaughnessy has been the chairman of the board of Revere Copper Products, Inc. (“Revere”), Rome, New York, since 1988. Mr. O’Shaughnessy also served as chief executive officer and president of Revere from 1988 until 2007. Mr. O’Shaughnessy also serves on the Board of Directors and as the chief co-chair of the Coalition for a Prosperous America, three copper industry trade associations, three manufacturing associations in New York State regarding energy-related issues, and the Economic Development Growth Enterprise of Mohawk Valley.

The Board recommends that the shareholders vote FOR each of the nominees named above.

Information About Directors Whose Terms of Office Continue Until 2012 or 2013

	Director Since	Term to Expire

William D. Adams, Age 63	2009	2012

Mr. Adams has been a member of Unitil’s Board of Directors since 2009. Mr. Adams has been the president of Colby College, Waterville, Maine, since 2000. Mr. Adams also serves on the board of trustees of Colby College. Prior to going to Colby, Mr. Adams served as president of Bucknell University in Pennsylvania from 1995 until 2000. Prior to leading Bucknell, he served as vice president and secretary of Wesleyan University in Connecticut. Mr. Adams also served as coordinator of the Great Works in Western Culture program at Stanford University and taught political philosophy at the University of North Carolina at Chapel Hill and Santa Clara University. Mr. Adams has served on the board of directors of Wittenberg University since 2007, and Maine Public Broadcasting Corporation since 2002. Mr. Adams was also a director of Maine General Health from 2002 to 2010.

Michael J. Dalton, Age 70	1984	2013

Mr. Dalton has been a member of Unitil’s Board of Directors since 1984. Mr. Dalton was President and Chief Operating Officer of Unitil from 1984 until 2003. Mr. Dalton is a member of the Industrial Advisory Council of the UNH College of Engineering and Physical Science and Vice President of the Alumni Society of the College of Engineering and Physical Science. In addition, Mr. Dalton also serves as a mentor with the UNH Pathways Mentorship Program. Mr. Dalton was formerly a director of the New England Gas Association, the Electric Council of New England, the UNH Foundation, the UNH Alumni Association, and the UNH President’s Council.

Edward F. Godfrey, Age 61	2002	2013

Mr. Godfrey has been a member of Unitil’s Board of Directors since 2002. Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Eben S. Moulton, Age 64	2000	2013

Mr. Moulton has been a member of Unitil’s Board of Directors since 2000. Mr. Moulton has been the managing partner of Seacoast Capital Corporation, Danvers, Massachusetts, (a private investment company) since 1995. Mr. Moulton is also a director of IEC Electronics Corp. (a company that provides electronic manufacturing services to advanced technology companies), Newark, New York, and a director of six private companies.

Robert G. Schoenberger, Age 60	1997	2012

Mr. Schoenberger has been Unitil’s Chairman of the Board of Directors and CEO since 1997, as well as President since 2003. Prior to his employment with Unitil, Mr. Schoenberger was president and chief operating officer of the New York Power Authority (a state-owned utility) from 1993 until 1997. Mr. Schoenberger has also served as a director of Satcon Technology Corporation, Boston, Massachusetts (a company that develops innovative power conversion solutions for the renewable power industry) since 2007. Mr. Schoenberger also serves as chairman of the Tocqueville Society of the Greater Seacoast (New Hampshire) United Way. Mr. Schoenberger formerly served as chairman and trustee of Exeter Health Resources, Exeter, New Hampshire, from 1998 until 2009, and as a director of the Southwest Power Pool from 2003 until 2005.

Dr. Sarah P. Voll, Age 68	2003	2012

Dr. Voll has been a member of Unitil’s Board of Directors since 2003. Dr. Voll retired in 2007 as vice president from National Economic Research Associates, Inc. (“NERA”), Washington, District of Columbia, a firm of consulting economists specializing in industrial and financial economics, and currently serves as a special consultant to NERA. Dr. Voll had been with NERA in the position of vice president since 1999, and in the position of senior consultant from 1996 until 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 until 1996.

Proposal 2:  Approval of an Amendment to the Articles of Incorporation of Unitil Corporation

On January 18, 2011, the Board approved and adopted, subject to shareholder approval and adoption, an amendment to the Company’s Articles of Incorporation, as amended, to increase the authorized number of shares of common stock, no par value, from 16,000,000 shares to 25,000,000 shares in the aggregate (the “Amendment”). The full text of the Amendment is included as Annex A to this proxy statement. The Board believes that this Amendment is in the best interests of the Company and its shareholders and recommends approval of this proposal. If approved by shareholders at the Annual Meeting, the Amendment would become effective upon filing with the Secretary of State of the State of New Hampshire, which the Company expects to file promptly following the Annual Meeting. Shareholder approval of the Amendment is required by the terms of the Company’s Articles of Incorporation, as amended, and the New Hampshire Business Corporation Act.

As of the Record Date, the number of outstanding shares was 10,916,107, and the total number of shares reserved for issuance in connection with the Dividend Reinvestment and Stock Purchase Plan, the Tax Deferred Savings and Investment Plan, and various equity incentive plans was approximately 271,000. As a result, as of the Record Date, approximately 4,812,893 shares were available for issuance. The Board believes that these available shares are insufficient for future business purposes. If the shareholders approve and adopt the Amendment, then approximately 13,812,893 shares will be available for issuance.

The proposed increase from 16,000,000 shares to 25,000,000 shares of common stock is designed to give the Company flexibility if it determines in the future that it is in the Company’s interest to institute a stock split, make additional shares available under one or more of the Company’s equity-based compensation plans, issue shares in connection with the acquisition of another company or its assets, make an offering of shares in either a private placement or a public offering as part of the Company’s financing plans, or issue shares in connection with another corporate purpose. At the present time, the Company has no intent or plan to enter into a merger with or to acquire another company or its assets.

Upon issuance, such shares of common stock will have the same rights as the outstanding shares of common stock. Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights. The holders of common stock share ratably on a per share basis in any dividends when and if declared by the Board out of funds legally available for that purpose, and in all assets remaining after the payment of liabilities in the event of the liquidation, dissolution or winding up of the Company. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to the common stock. Issuance of additional shares of common stock could dilute the voting rights of existing shareholders and could also dilute earnings per share and book value per share of existing shareholders. The increased authorized shares of common stock would be available for issuance at such times and for such corporate purposes as the Board may deem advisable, without further action by the Company’s shareholders unless the rules of the NYSE or the SEC require otherwise.

The proposed increase in the authorized common stock is not designed to have an anti-takeover effect. However, as noted above, following approval of the Amendment, the Board could authorize the issuance of shares of common stock (within the limits imposed by applicable law), which could, depending upon the circumstances, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, including sale or issuance to persons favorable to the Board or management or otherwise having the effect of diluting the stock ownership of a person or entity, and thereby protect the continuity of present management. Such issuance could adversely affect the ability of shareholders to obtain a premium for their shares. The Amendment has been prompted by business and financial considerations, and the Company is not aware of any threat of takeover or change of control.

The Amendment will be approved and adopted if the votes cast favoring such approval and adoption exceed the votes cast opposing such approval and adoption.

The Board recommends a vote FOR approval and adoption of the Amendment.

Proposal 3:  Ratification of Selection of McGladrey & Pullen, LLP, as Independent Registered Public Accountants for 2011

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent registered public accounting firm.

Based on this review, the Audit Committee has appointed McGladrey as the independent registered public accounting firm to conduct the Company’s annual audit for 2011. McGladrey has served as the Company’s independent registered public accounting firm since 2010, and indirectly through Caturano, which was acquired by McGladrey on July 20, 2010, since 2005. As a result of the acquisition, Caturano resigned as the Company’s independent registered public accounting firm, and the Audit Committee appointed McGladrey as the Company’s new independent registered public accounting firm on September 22, 2010.

The audit reports of Caturano on the consolidated financial statements of the Company for the years ended December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to the uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through September 22, 2010, there were no disagreements between the Company and Caturano on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Caturano would have caused it to make reference thereto in its reports on the Company’s financial statements for such years.

Although shareholder approval is not required for the appointment of McGladrey, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of McGladrey as the Company’s independent registered public accounting firm. The proposal will be ratified if the votes cast favoring such ratification exceed the votes cast opposing such ratification. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of McGladrey will be present at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders at the meeting.

The Board and the Audit Committee recommend a vote FOR the ratification of the selection and appointment of McGladrey & Pullen, LLP.

Proposal 4:  Shareholder Advisory Vote on Executive Compensation

Shareholders are being asked to approve the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement).

As discussed in the Compensation Discussion and Analysis section, the executive compensation programs are designed to attract, retain and motivate executives who are critical to the Company’s long-term growth and profitability. Under these programs, the Company’s executives are incentivized to achieve specific Company performance goals and objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews the executive compensation programs regularly to ensure executive compensation is aligned with the interests of shareholders, as well as with current market practices. Please see the Compensation Discussion and Analysis section and the Compensation of Named Executive Officers section for information about executive compensation programs, including information about the fiscal year 2010 compensation of the Named Executive Officers.

This proposal, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

As an advisory vote, this proposal is not binding upon the Company, the Compensation Committee, or the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders, and will consider the outcome of the vote when making future decisions regarding executive compensation.

The Board recommends a shareholder advisory vote FOR approval of the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement).

Proposal 5:  Shareholder Advisory Vote on the Frequency of Future Advisory Votes on

Executive Compensation

Shareholders are being asked to cast an advisory vote as to whether future shareholder advisory votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years.

After consideration, the Board recommends that shareholders vote in favor of holding future shareholder advisory votes to approve the compensation of the Company’s named executive officers every three years. The Board supports a triennial vote because it believes that this frequency will provide the Company with sufficient time to discuss with shareholders the results of the vote on executive compensation and to develop an action plan to respond, will align more closely with the Company’s long-term strategic objectives and the relationship of the Company’s executive compensation programs to those strategic objectives, and will relieve the administrative burden and expense of soliciting shareholder approval annually.

The frequency—one year, two years or three years—that receives the greatest number of votes will be considered to have been approved by shareholders. As an advisory vote, this proposal is not binding upon the Company, the Compensation Committee, or the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders, and it and the Board will consider the outcome of the vote when setting the frequency of future shareholder advisory votes to approve the compensation of the Company’s named executive officers.

The Board recommends a vote for holding future shareholder advisory votes to approve the compensation of the Company’s named executive officers every THREE years.

Other Matters to Come Before the Meeting

The Board does not intend to bring before the meeting any matters other than those described above and knows of no other matters that may properly come before the meeting. If any other matter comes before the meeting, and Unitil did not have notice of the matter on or before January 18, 2011, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter, including any matter dealing with the conduct of the meeting.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the Company’s 2012 annual meeting of shareholders must be received by Unitil at its corporate headquarters not later than November 15, 2011.

The Company anticipates that the form of proxy for the Company’s 2012 annual meeting of shareholders will confer discretionary voting authority on the persons named in the form of proxy. Therefore, if any matter comes before the 2012 annual meeting of shareholders, and Unitil did not have notice of the matter on or before January 29, 2012, then the persons named in the form of proxy may vote such proxy in accordance with their judgment on such matter, including any matter dealing with the conduct of the meeting.

Solicitation of Proxies

The Company anticipates first mailing definitive copies of this proxy statement on or about March 14, 2011. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2011 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Street Name Holders, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material. Unitil has also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder or other interested party a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the SEC for the fiscal year 2010, upon written request to Mark H. Collin, senior vice president, chief financial officer and treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Annex A

AMENDMENT TO

ARTICLES OF INCORPORATION, AS AMENDED

Unitil Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), are hereby amended as follows:

1. Paragraph A of Article Fifth of the Articles of Incorporation is amended and restated in its entirety as follows:

The aggregate number of shares which the corporation shall have authority to issue is: 25,000,000 shares of Common Stock, no par value.

2. Except as modified hereby, the Articles of Incorporation shall remain in full force and effect.

3. This amendment may be memorialized as a separate amendment to the Articles of Incorporation or included in an amended and restated Articles of Incorporation.

A-1

Admission Ticket
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, and 4, and every 3 YEARS for Proposal 5.
1. Election of Directors:	For Withhold		For Withhold		For Withhold	+
01 - Robert V. Antonucci	☐ ☐	02 - David P. Brownell	☐ ☐	03 - Albert H. Elfner, III	☐ ☐

04- Michael B. Green	☐ ☐	05 - M. Brian O’Shaughnessy	☐ ☐

	For	Against	Abstain			For	Against	Abstain
2. To amend the Articles of Incorporation.	☐	☐	☐	3. To ratify the selection of independent registered public accountants, McGladrey & Pullen, LLP, for fiscal year 2011.		☐	☐	☐
					1 Yr	2 Yrs	3 Yrs	Abstain
4. Advisory vote on the approval of Executive Compensation.	☐	☐	☐	5. Advisory vote on frequency of the future advisory votes on Executive Compensation.	☐	☐	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2, 3, and 4, and every 3 YEARS for Proposal 5.

B	Non-Voting Items
Change of Address — Please print new address below.						Meeting Attendance		☐
Mark box to the right if
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Unitil Corporation

2011 Annual Meeting of Shareholders

Thursday, April 21, 2011 at 10:30 A.M.

6 Liberty Lane West

Hampton, New Hampshire

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Card. This information relates to the management of your Company and requires your immediate attention and approval. Details are discussed in the enclosed proxy materials. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on this Proxy Card to vote your shares, then sign the card and return it in the enclosed postage paid envelope.

Your vote must be submitted prior to the Annual Meeting of Shareholders on April 21, 2011, unless you plan to vote in person at the meeting.

Thank you in advance for your prompt consideration.

If you would like additional information, please call 800-999-6501 or contact us at InvestorRelations@unitil.com.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 21, 2011, at 10:30 A.M., and at any and all adjournments or postponements thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will be voted in accordance with the instructions given above. If no instructions are given, the proxies named herein will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2, 3, and 4, and every 3 YEARS for Proposal 5.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.